Exhibit 99.1

Simon Property Group Announces Appointment of Peggy Fang Roe to its Board of Directors

INDIANAPOLIS, December 8, 2021 -- Simon, a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that Peggy Fang Roe has been appointed to its Board of Directors. Ms. Roe is the Global Officer, Customer Experience, and Loyalty & New Ventures at Marriott International, a position which she has held since 2020.

Ms. Roe’s 18 year career at Marriott has been focused on customer experience design and innovation, data strategy and analytics, new ventures and its award-winning loyalty program, Marriott Bonvoy.

"We are delighted to welcome Peggy as an independent member to Simon’s Board of Directors. In addition to her impressive background and career accomplishments, Peggy has the skills and experiences which will enrich our Board of Directors as well as the Company," said Dr. Karen Horn, Chairperson of Simon's Governance and Nominating Committee.

David Simon, Chairman of the Board, Chief Executive Officer and President, remarked, "I am pleased that Peggy has accepted our invitation to join our Board. She is an incredibly dynamic and accomplished executive who will contribute to our Board.”

About Peggy Fang Roe

Peggy Fang Roe, is currently Marriott’s Global Officer, Customer Experience, Loyalty & New Ventures, oversees the Marriott’s award-winning loyalty program, Marriott Bonvoy, as well as the development of new business initiatives, and the Marriott customer experience. Previously, Peggy provided strategic leadership to over 21 countries, 23 brands, and more than 700 open hotels as the Chief Sales and Marketing Officer for the Asia Pacific region. In that role, Peggy was focused on building the customer base, adapting Marriott International brands and loyalty program to the local market, managing $100 million in sales, digital and marketing spend, guiding a salesforce of 5000+ associates, and driving the company’s distribution and pricing strategy. Peggy also led the sales and marketing integration of Marriott and Starwood in the Asia Pacific region and most recently provided the business leadership that has resulted in the Marriott International joint venture with Alibaba. Prior to joining Marriott, she worked for GE Capital, Amazon.com, and Homestead.com in Silicon Valley. Peggy received her master’s degree from Harvard Business School and bachelor’s degree in Organizational Behavior from the University of Michigan.

About Simon

Simon is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.

Tom ward, 317-685-7330, Investors or Ali Slocum, 317-264-3079, Media.